Exhibit 99.1

Natural Alternatives International, Inc. Announces

Resolution of Patent Litigation Case and Renewal of Beta-Alanine Licensing

Agreement with Compound Solutions, Inc.

SAN MARCOS, CALIF, August 12, 2011 — Natural Alternatives International, Inc. (“NAI”) (NASDAQ: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced that it reached a settlement with one of the defendants to litigation pending before the U.S District Court for the District of Delaware, Vital Pharmaceutical, Inc. (“VPX”). As part of the settlement, NAI granted VPX a limited and restricted covenant not to sue on certain claims of NAI’s asserted beta-alanine patents and VPX agreed to dismiss its claims of invalidity and to cease certain business activities. Other terms of the confidential settlement were not disclosed.

On August 3, 2011 NAI amended its complaint originally filed in August 2009 against the second defendant, DNP International Co., Inc. (“DNP”), to reassert its federal claims for unfair competition and false advertising as well as state claims for deceptive trade practices. According to the amended complaint, “DNP has repeatedly attempted to unfairly compete” with NAI’s CarnoSyn® beta-alanine product licensed to Compound Solutions, Inc (“CSI”) a science and marketing based distributor of raw materials to the sports nutrition, dietary supplement, food, pharmaceutical and personal care industries. CSI is also a plaintiff in the case. NAI’s amended and supplemented claims arise from “knowingly false and misleading statements made by DNP to improperly boost sales of its imported beta-alanine product.”

In support of its asserted claims, NAI has also alleged that recent DNP public statements and marketing related to beta-alanine were false and misleading. Specifically, on July 19, 2011, DNP issued a press release regarding the status of the action originally filed by NAI. The DNP press release stated that claims filed by NAI against DNP were dismissed because of the Court’s earlier claim construction ruling construing certain terms of patent claims asserted by NAI. This statement by DNP was knowingly false. The Court’s June 22 ruling on pending motions filed by NAI, CSI and DNP was not based on the Court’s earlier claim construction order. DNP’s press release also suggested that the Court had affirmatively ruled that certain NAI beta-alanine patent claims were invalid. In truth, the Court did not rule that NAI’s patents were invalid and any suggestion by DNP otherwise was false and misleading. NAI and CSI further allege in the amended complaint that DNP issued the July 19 press release after it “tried to improperly coerce NAI and CSI into entering into a settlement agreement with DNP.”

The complaint also alleges that, contrary to DNP’s July 25, 2011 advertising and sales statements distributed to actual and potential purchasers of beta-alanine, DNP is not the number one importer of beta-alanine. The complaint further alleges that DNP falsely advertised in 2009 that it was the only source for Japanese beta-alanine in the United States and that it had an exclusive manufacturing facility. Contemporaneous with the filing of its amended complaint and acceptance of the VPX settlement, NAI chose not to reassert patent claims against DNP previously dismissed by the court. Trial in the case against DNP is currently scheduled for May 2012.

NAI also announced today that it had renewed its agreement with CSI to license certain of NAI’s rights to the use, manufacture, and sale of products incorporating NAI’s patented Carnosyn® beta-alanine to CSI’s customers for use in the dynamic human performance product market. CSI is an importer and distributor of bulk beta-alanine. Mark A. LeDoux, NAI’s CEO and Chairman of the Board, said that “NAI continues to invest in strengthening and broadening its worldwide intellectual property portfolio directed to beta-alanine. All of NAI’s issued patents remain valid and NAI remains committed to continue to develop, license and enforce its beta-alanine intellectual property rights. Given the significant investment by our company in its intellectual property portfolio related to beta-alanine and the importance of this business, both to NAI and our business partner, CSI, we will aggressively address false and misleading statements made by market competitors. NAI will not stand by and allow third-parties to intentionally mislead current and future customers of CarnoSyn® beta-alanine licensed by NAI and confuse the general marketplace regarding NAI’s intellectual property. ”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our future financial and operating results, the outcome of pending litigation, the continued validity of our patents, and our ability to successfully develop, license and enforce our intellectual property rights. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

CONTACT - Kenneth Wolf, Chief Operating and Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com